Exhibit 99.1

NEWS RELEASE	Jeffrey N. Boyer
FOR IMMEDIATE RELEASE	Executive Vice President -
Chief Financial Officer
(972) 409-1581

Christopher J. Holland
Vice President – Finance
(972) 409-1667

Michaels Stores April Sales Up 2%

— First Quarter Sales Climb 11% —

IRVING, Texas – May 6, 2004 – Michaels Stores, Inc. (NYSE: MIK) today reported that total sales for the month of April increased 2% to $210.6 million from $205.6 million for the same period last year. Same-store sales for the month declined 1% on a 1% increase in average ticket and a 1% decrease in both traffic and custom frame deliveries. Total sales for the first quarter increased 11% to $726.1 million from $656.3 million last year. For the quarter, same-store sales were up 6% on a 3% increase in average ticket, a 4% increase in customer traffic, and a 1% decrease in custom frame deliveries. A favorable currency translation, due to the stronger Canadian dollar, contributed approximately 0.4% to the average ticket increase in the month and 0.5% to the average ticket increase in the quarter.

     Michael Rouleau, Chief Executive Officer, said, “We are disappointed that our April same-store sales fell below our expectations. The earlier Easter, coupled with less advertising for the month, affected our performance more than we originally anticipated. For the month, our best performing zones were the Central, Southeast, and Northeast and our strongest categories were Yarn, Kids Crafts, Books, and Scrapbooking. For the quarter, we were very pleased with our same-store sales increase of 6% that topped original expectations for a 3% to 5% increase. Our best performing zones were the Northeast, Northern, and mid-Atlantic and our best performing categories were Scrapbooking, Yarn, General Crafts, and Kids Crafts.”

     Rouleau added, “We continue to expect first quarter diluted earnings per share to be in the $.36 to $.38 range, a 20% to 26% increase over last year’s first quarter diluted earnings per share of $.30. We also continue to expect our same-store sales for the remainder of the year to increase approximately 3% to 5% in each quarter and our diluted earnings per share to increase 16% to 17% over last year’s $2.54. Additionally, we expect same-store sales for May to increase 3% to 5%.”

     The Company also announced that it has repurchased an additional 293,000 shares of the Company’s common stock since the end of fiscal 2003 under its stock repurchase plans at an average price of $49.72 per share. As of May 6, 2004, under the repurchase plans, the Company is authorized to repurchase approximately 2.6 million additional shares plus such shares as may be repurchased with proceeds from the future exercise of options under the Company’s 2001 General Stock Option Plan.

     The Company plans to release its first quarter earnings results on Wednesday, May 26, 2004, and will host a conference call at 4:00 p.m. CT on that date to discuss them. Those who wish to participate in the call may do so by dialing 973-633-6740. Any interested party will also have the opportunity to access the call via the Internet at www.michaels.com. To listen to the live call, please go to the website at least fifteen minutes early to register and download any necessary audio software. For those who cannot listen to the live broadcast, a replay will be

8000 BENT BRANCH DRIVE • IRVING, TEXAS 75063
972/409•1300

available for 30 days after the date of the event. Replay may be accessed at www.michaels.com or by phone at 973-341-3080, PIN 4251247.

     The Company plans to release its May 2004 sales results on Thursday, June 3, 2004 at 6:30 a.m. CT. Any interested party may view the Company’s press release at www.michaels.com.

     Michaels Stores, Inc. is the world’s largest retailer of arts, crafts, framing, floral, wall décor, and seasonal merchandise for the hobbyist and do-it-yourself home decorator. The Company owns and operates 819 Michaels stores in 48 states and Canada, 158 Aaron Brothers stores, located primarily on the West Coast, two ReCollections stores in the Dallas/Fort Worth Metroplex, and two wholesale operations.

     Certain statements contained herein which are not historical facts are forward looking statements that involve risks and uncertainties, including, but not limited to, estimation risks, customer demand and trends in the arts and crafts industry, related inventory risks due to shifts in customer demand, the effect of economic conditions, the impact of competitors’ locations or pricing, the availability of acceptable locations for new stores, difficulties with respect to new information system technologies, supply constraints or difficulties, the results of financing efforts, the effectiveness of advertising strategies and other risks detailed in the Company’s Securities and Exchange Commission filings. The Company intends these forward-looking statements to speak only as of the time of this release and does not undertake to update or revise them as more information becomes available.

     This press release is also available on the Michaels Stores, Inc. website (www.michaels.com).

8000 BENT BRANCH DRIVE • IRVING, TEXAS 75063
972/409•1300